Exhibit 99.3

Consent of Jefferies LLC

The Board of Directors
First Foundation Inc.
5221 North O’Connor Boulevard, Suite 1375
Irving, TX 75039

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 25, 2025, to the Board of Directors of First Foundation (“First Foundation”) as Annex D to, and reference to such opinion letter under the headings “Summary – Opinions of First Foundation’s Financial Advisors” and “The Merger – Opinions of First Foundation’s Financial Advisors” in, the joint proxy statement/prospectus relating to the proposed transaction involving First Foundation and FirstSun Capital Bancorp (“FirstSun”), which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of FirstSun (the “Registration Statement”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

December 11, 2025